Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Cambridge Holdco Corp. on Form S-4, File No. 333-206989, of our report dated March 2, 2015, with respect to our audits of the consolidated financial statements of Cambridge Capital Acquisition Corporation as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and the period from October 1, 2013 (inception) through December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP

New York, NY

November 25, 2015